Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284263

PROSPECTUS SUPPLEMENT

To Prospectus dated February 7, 2025

Up to 73,333 Shares of Common Stock

Up to 31,145,319 Shares of Common Stock Issuable Upon Conversion of Notes

Up to 600,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Adagio Medical Holdings, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated February 7, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-284263) with the information contained in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on October 20, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer, sale or other disposition from time to time of up to 31,818,652 shares of our common stock, $0.0001 par value per share (the “Common Stock”), by the selling stockholders named in this prospectus or their permitted transferees (the “selling stockholders”), consisting of (i) 73,333 shares of Common Stock (the “Registration Delay Shares”) issued pursuant to the terms of the Convert Waivers (as defined below), (ii) up to 31,145,319 shares of Common Stock (excluding the shares of Common Stock underlying the Warrants (as defined below)) (the “Convertible Note Shares”) issuable upon the conversion of those certain 13% senior secured convertible notes, with a conversion price of $10.00 per share, subject to adjustment (the “Convertible Notes”) issuable pursuant to that certain securities purchase agreement, dated February 13, 2024, by and among us and those certain investors (the “Convert Investors”), and any assignment thereunder (the “Convertible Security Subscription Agreement”), and that certain note purchase agreement, dated February 13, 2024, by and among us, Adagio Medical, Inc., a Delaware corporation, and that certain investor party thereto, and (iii) up to 600,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of those warrants to purchase shares of Common Stock, with an exercise price of $24.00 per share (the “Warrants”), issued pursuant to the Convertible Security Subscription Agreement.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ADGM”. On October 17, 2025, the last reported sales price of our Common Stock was $1.375 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 20, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2025

ADAGIO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42199	99-1151466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26051 Merit Circle, Suite 102 Laguna Hills, CA	92653
(Address of principal executive offices)	(Zip Code)

(949) 348-1188

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On October 20, 2025, Adagio Medical Holdings, Inc. (the “Company”) issued a press release announcing the closing (the “Closing”) of its previously announced private placement, which was the subject of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on October 14, 2025, reporting entry into a Securities Purchase Agreement with certain accredited investors. A copy of the press release announcing the Closing is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 20, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2025

Adagio Medical Holdings, Inc.

By:	/s/ Todd Usen
Name:	Todd Usen
Title:	Chief Executive Officer

Exhibit 99.1

Adagio Medical Closes Financing of $19 Million Upfront; Positions Company to Advance Purpose-Built Technology for Treatment of Ventricular Tachycardia

Proceeds Expected to Fund Ongoing Development and Submission Activities to Support FDA Evaluation of Company’s First and Next Generation Proprietary Ultralow Cryoablation Technologies

LAGUNA HILLS, CA, October 20, 2025 – Adagio Medical Holdings, Inc. (Nasdaq: ADGM) (“Adagio” or “the Company”), a leading innovator in catheter ablation technologies for the treatment of cardiac arrhythmias, today announced the closing of its previously announced private placement (https://investors.adagiomedical.com/news-releases/news-release-details/adagio-medical-announces-pricing-50-million-private-placement), led by existing investors and new healthcare-dedicated institutional investors.

Adagio intends to deploy the net proceeds to:

•	Support submission activities for its FULCRUM-VT pivotal clinical study for Premarket (PMA) approval of the vCLASTM ULTC System by the U.S. Food and Drug Administration (“FDA”)
•	Advance clinical experience and FDA submission activities for the Company’s faster, smaller, more flexible next generation ULTC catheter
•	Build awareness of ULTC and its many advantages as a purpose-built solution for VT patients and the ventricular anatomy
•	Expand manufacturing and scale commercial-readiness
•	Strengthen overall corporate operations

The Company anticipates that this infusion of capital will de-risk execution and extend the Company’s cash runway into key inflection points.

“Closing this financing on the heels of sharing the acute results from our FULCRUM-VT clinical study at the recent VT Symposium is further validation of the positive feedback we received both from the podium and the electrophysiologists in attendance. We have treated over 350 patients, including those from our two regulatory studies, combined with commercial and compassionate use cases, which supports the potential of our Ultra Low ablation technology for VT to improve clinical outcomes and safety. I want to thank our investors for their support and partnership.” said Todd Usen, CEO of Adagio Medical. “We believe we now have the financial flexibility to unlock the full potential of our portfolio of ULTC therapies to transform treatment for the large, underserved population of patients with ventricular tachycardia.”

About Adagio Medical Holdings, Inc.

Adagio is a medical device company focused on developing and commercializing products for the treatment of cardiac arrhythmias utilizing its novel, proprietary, catheter-based Ultra-Low Temperature Cryoablation (ULTC) technology. ULTC is designed to create large, durable lesions extending through the depth of both diseased and healthy cardiac tissue. The Company is currently focused on the treatment of ventricular tachycardia (VT) with its purpose-built vCLAS™ Cryoablation System, which is CE Marked and is currently under evaluation in the Company’s FULCRUM-VT U.S. IDE Pivotal Study.

About FULCRUM VT

FULCRUM-VT (Feasibility of Ultra-Low Temperature Cryoablation in Recurring Monomorphic Ventricular Tachycardia) is a prospective, multi-center, open-label, single-arm study, which completed enrollment on October 1, 2025, of 208 patients with structural heart disease of both ischemic and non-ischemic cardiomyopathy, indicated for catheter ablation of drug refractory VT in accordance with current treatment guidelines. The results of the study will be used to apply for FDA premarket approval (PMA) for Adagio’s vCLAS™ Cryoablation System, potentially leading to the broadest industry indication for purely endocardial ablation of scar-mediated VT.

Adagio’s vCLAS™ Cryoablation System is commercially available for the treatment of monomorphic ventricular tachycardia in Europe and select other geographies but is limited to investigational use in the United States.

The Offering

The securities issued in connection with the private placement described above were offered in a private placement and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdictions’ securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “plans,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning: the receipt of additional gross proceeds if the accompanying warrants are exercised in full; the Company’s intended use of the proceeds from the private placement; the period over which the Company estimates its cash runway will be sufficient to fund its future operating expenses and capital expenditure requirements; the reproducibility of any favorable results initially seen in Adagio’s preliminary FULCRUM-VT acute data; the ability of Adagio’s proprietary ULTC system to become a tool for a broad patient population; Adagio’s research, development and regulatory plans for its product candidates; and the ability of Adagio’s proprietary ULTC technology to transform treatment for patients with VT. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding Adagio’s business are described in detail in Adagio’s Securities and Exchange Commission (“SEC”) filings, including in its Annual Report on Form 10-K for the full-year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that Adagio makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Adagio disclaims any obligation to update these statements except as may be required by law.

Contact

Debbie Kaster

Chief Financial Officer and Chief Business Officer

dkaster@adagiomedical.com